UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2014

PHARMAGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue
Silver Spring, MD 20910
(Address of principal executive offices) (zip code)

(204) 898-8160
(Registrant’s telephone number, including area code)

____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2013, we filed a lawsuit in the Circuit Court of the 17th Judicial Circuit of Florida in Broward County against TCA Global Credit Master Fund, L.P. (“TCA”) alleging breach of contract, breach of the implied duty of good faith and fair dealing, declaratory judgment, and conversion. In 2012, we entered into a loan agreement with TCA in order to obtain funds to grow and sustain our business. TCA loaned us $2.05 million under the loan agreement. The complaint alleges that TCA violated the agreement by denying funds to us and falsely alleging, including without having initiated any legal proceeding, that we have defaulted on our loan obligations. Our complaint seeks to recover damages based on TCA’s breach of contract and conduct and asks the court to declare that we have not defaulted on our loan obligations because TCA consented to our conduct and TCA waived its rights.

On March 14, 2014, we entered into a Settlement and Release Agreement and a Consolidated, Amended and Restated Promissory Note with TCA pursuant to which we agreed to pay Two Million Four Hundred Thirty Three Thousand One Hundred Eighty Two and 68/100 Dollars ($2,433,182.68) pursuant to one of two alternative payment schedules as set forth in the Settlement Agreement. Under payment Schedule 1, we agreed to pay $150,000 on each of March 14, 2014 and March 31, 2014, $300,000 on June 30, 2014, $1,700,000 on September 30, 2014, and approximately $23,975 on each of twelve (12) consecutive months beginning on October 31, 2014. In the alternative, under payment Schedule 2, we agreed to pay $150,000 on each of March 14, 2014 and March 31, 2014, $300,000 on June 30, 2014, and approximately $675,675 on each of September 30, 2014, December 31, 2014, and March 31, 2015. The election between payment Schedule 1 and Schedule 2 will be made by us on or before September 30, 2014. In addition, TCA will return to us for cancellation all of the approximately 10,624,538 shares of our common stock previously issued to it.

Section 9 – Financial Statements and Exhibits.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1	Settlement and Release Agreement dated March 14, 2014

10.2	Consolidated, Amended and Restated Promissory Note dated March 14, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmagen, Inc.

Dated: March 20, 2014	/s/ Mackie Barch
By: Mackie Barch
Its: President and Chief Executive Officer

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